Exhibit 99.1

WidePoint Corporation

Third Quarter 2018 Earnings Conference Call

November 14, 2018

WidePoint Corporation – Third Quarter 2018 Earnings Conference Call, November 14, 2018

CORPORATE  PARTICIPANTS

Jin Kang, President and Chief Executive Officer

Jason Holloway, Chief Sales and Marketing Officer

Kito Mussa, Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Mike Crawford, B. Riley FBR

PRESENTATION

Operator:

Good afternoon. Welcome to WidePoint's Third Quarter 2018 Earnings Conference Call. My name is Kevin, and I'll be your Operator for today's call.

Joining us for today's presentation is WidePoint's President and CEO, Jin Kang, Chief Sales and Marketing Officer, Jason Holloway; and CFO, Kito Mussa. Following their remarks we'll open up the call for questions from WidePoint's publishing analysts and major Institutional Investors. If your questions were not taken today, and you'd like additional information, please contact WidePoint's Investor Relation’s team at WYY@liolios.com

Before we begin the call, I'd like to provide WidePoint's Safe Harbor statement that includes cautions regarding forward-looking statements made during the call. The matters discussed in this conference call may include forward-looking statements regarding future events and the future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the Company's Form 10-K filed with the Securities and Exchange Commission.

Finally, I'd like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the Company's website, www.widepoint.com.

Now I would like to turn the conference over to WidePoint's President and CEO, Mr. Jin Kang. Sir, please proceed.

Jin Kang:

Thank you, Operator, and good afternoon to you all. Thank you all for joining us today to review our financial results for the third quarter of 2018.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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WidePoint Corporation – Third Quarter 2018 Earnings Conference Call, November 14, 2018

The third quarter was another solid quarter for us at WidePoint. From a financial perspective, the quarter was highlighted by our fifth consecutive quarter of positive Adjusted EBITDA, which totaled a quarterly record of $561,000. This achievement was driven by a 15% year-over-year increase in revenue to $21.3 million. Additionally, our GAAP net loss narrowed by more than $200,000 to $110,000 in Q3 of this year.

The success we achieved in the third quarter is a direct result of the effective execution of our overall strategy. To fully understand why that is the case and to gain some insight into what we believe the future looks like for WidePoint, it is helpful to understand where we come from. So, with that in mind, I'd like to give just a brief high-level overview of our recent history to provide some more context for the quarter.

Since I became CEO in July of 2017, the rest of the management team and I have been working diligently to improve and scale this Company. Initially, our mission was to stabilize the business. As part of that focus, we needed to implement changes to make our operations run smoother and more efficiently. To that end, we initiated several internal changes to optimize the business, including restructuring our differentiated products and subsidiaries under one umbrella, Trusted Mobility Management, or as we like to call it, TM2. For those newer to our Company, TM2 consists of our three core service offerings: Telecommunication Lifecycle Management, Identity Management and Bill Presentment & Analytics.

This type of robust end-to-end platform is truly unique in the telecommunications space. In fact, WidePoint is the only Trusted Mobility Management provider that offers all three solutions. It's important to keep these differentiators in mind because they are the foundation of this Company and among our greatest competitive advantages today. With the necessary structural changes in place, we shifted our focus to growth and efficiency.

As I have discussed on prior calls, the focus in 2018 has been less on stability and more on growth. We've been simultaneously focused on driving revenue growth while continuing to streamline our business to improve efficiency as we strive towards achieving consistent GAAP profitability. However, this is a process that takes time. That being said, the work we've done over the past year has clearly been effective.

We believe the results we produced this year and particularly this quarter are strong evidence that our two-pronged approach has been and continue to be effective. Much of the success we've had in growing the topline this quarter is a result of large new contracts and recompetes we recently secured. Jason will come in, in a few minutes to discuss specifics of these new contracts as well as provide general updates to our sales and marketing strategy. But I would like to take a moment to briefly highlight the major ones.

First of all, we were very pleased to announce in early September that we secured the much-anticipated contract with the U.S. Coast Guard. This is a 15-month contract, of $12 million that we anticipate recognizing over the next several quarters. On top of this, we also recently announced nearly $20 million of additional contracts that we expect to recognize over the next 12 months. It is these large contracts, which consist of both new business and successful recompetes that have been the growth drivers behind our topline improvement and bolster our outlook for growth not only in 2018 but in 2019 as well.

Our bottom line has improved for many of the same reasons I have discussed on previous calls. Internally, we continue to focus on cutting extraneous costs, streamlining personnel, eliminating low margin or unsustainable contracts from past years and generally allocating all resources so that they most effectively support our TM2 strategy.

Externally, we've been pursuing the most efficient sales channel we can find, which includes both direct and partnering with large systems integrators and global technology companies to more rapidly expand WidePoint's footprint. We have an effective strategy in place, and we're executing on it efficiently. I will return in a few moments to provide updates on our outlook for the rest of the year.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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WidePoint Corporation – Third Quarter 2018 Earnings Conference Call, November 14, 2018

Before I do, I'd like to turn the call over to Jason, who will provide an update on our sales and marketing efforts as well as our sales pipeline. Kito will then follow with details on our financial performance in his prepared remarks. Please go ahead, Jason.

Jason Holloway:

Thank you, Jin. As Jin mentioned in his remarks, the third quarter of 2018 was highlighted by several new contracts that helped drive improvements in our topline. The most notable single contract we secured this quarter was with the U.S. Coast Guard. As Jin touched on, this contract is valued at more than $12 million in revenue. It is the result of a successful pilot program we implemented that is now being expanded across the entire service branch. The additional revenue this contract brings in is obviously significant.

But equally important are the second order benefits and effects that a contract of this magnitude can have for WidePoint. Not only is it another large stamp of approval from a major federal agency, but also the fact that our solutions were adopted on such a large scale after a pilot program signals to the rest of the market how effective and useful our products are to the agencies that implement them. This serves as a great use case and selling point for us as we negotiate potential contracts with new federal and commercial customers.

On our previous earnings call, we received questions about one of the three large commercial contracts for which we were still in the running. I am excited to announce that we secured the contract. The contract is with a large commercial telecommunications integrator to implement our Bill Presentment & Analytics solution as part of our Trusted Mobility Management or TM2 solution. Unfortunately, due to nondisclosure agreements, we cannot name the customer nor provide specific details regarding the size and scope of the agreement at this time.

But rest assured, we are already working diligently with our new customer to demonstrate our capabilities as well as educating them on the other components of our TM2 solution set in order to upsell on what is a very exciting win. In addition to the contracts I've just mentioned, we recently announced that in the third quarter, we secured nearly $20 million in aggregate of successful new orders and recompetes from various federal agencies, including the U.S. Customs and Border Protection, the U.S. Department of Defense and the Federal Air Marshal Service among others.

As a reminder, one of the reasons we remain a premier provider of TM2 solutions in the commercial space is due to our long and very successful history in the federal space. When you couple our federal accreditations, for example, our ATO or Authority to Operate; our FISMA compliance, or Federal Information Security Management Act; and being a Federal Bridge Certificate Authority, just to name a few, with our tenure, the commercial industry recognizes WidePoint's ability to deliver our solutions at the highest level.

What has been very exciting is the success we are seeing regarding our systems integrator partnerships. Again, our tenure performance has led them to include WidePoint in their solution sets. WidePoint has been recently included in a number of large RFPs or requests for proposal for which we are providing critical components, all of which are high-margin revenue. We are very proud of the progress we've made with the systems integrators, and I look forward to announcing additional wins in the very near term.

As I've stated previously, we operate in a space with an inherently long sales cycle, but our ability to have a contract vehicle in place, like the ones I've just described above with the systems integrators, significantly speeds up the sales close process and gives us an edge over our competition. By utilizing these partnerships, we are able to establish a foothold in previously un-penetrated industries.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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WidePoint Corporation – Third Quarter 2018 Earnings Conference Call, November 14, 2018

Once we have one TM2 solution in place with a customer, it opens up the doors to additional sales. These are the cross-selling and upselling opportunities we've discussed before. This has been very effective in recent years and continues to be effective. All-in-all, it's been a successful quarter for the WidePoint team. I could not be prouder of the contribution and dedication that every WidePoint employee displays on a daily basis.

In addition to the large contracts we have announced this quarter, our pipeline remains incredibly robust especially in the commercial space. We are staying focused on pursuing the sales channels that are the most cost-effective and that provide us with the greatest opportunity to push into new markets. It is our intention to continue to diversify and strengthen the pipeline with new higher-margin contracts while simultaneously maintaining great relationships with our current customers so that we cannot only sustain but also accelerate the type of growth we've seen in recent quarters.

With that, I will hand the call over to Kito.

Kito Mussa:

Thank you, Jason. Turning to our financial results for the three months ended September 30, 2018, our revenue increased 15% to $21.3 million from $18.5 million last year. Our improvement in revenue was driven by increases in both carrier services and managed services related to the partial recognition of revenue from the U.S. Coast Guard implementation and new contract awards implemented during the third quarter.

Gross profit increased 9% to $3.7 million or 17.3% of revenue from $3.4 million or 18.3% of revenue as compared to last year. Our improvement in gross profit dollars was primarily due to new revenues that included a greater mix of higher-margin services and, to a lesser extent, higher reselling transactions that carried slightly improved margins as compared to last year. The decrease in gross profit as a percentage of revenue was due to the size of reselling transactions as compared to last year.

Operating expense for the third quarter of 2018 increased 2% to $3.7 million from $3.7 million last year. The slight increase in operating expense was primarily due to higher stock compensation expense and higher depreciation and amortization, which were partially offset by lower sales and marketing and product development expenses.

Our GAAP net loss narrowed to $110,000 from $315,000 last year. On a non-GAAP basis, Adjusted EBITDA increased to $561,000 from $33,000 last year. As Jin mentioned, the third quarter marked our fifth consecutive quarter of positive Adjusted EBITDA.

Now shifting gears to the balance sheet. We exited the third quarter with $4 million in cash, net working capital of $2.7 million and approximately $4.8 million available to draw down on our credit facility. Our cash position remained stable, and we expect it to improve gradually with each quarter of positive Adjusted EBITDA. Before I turn it back over to Jin, I'd like to reiterate that we have made significant progress over the last five quarters to improve our financial results.

Looking ahead to the fourth quarter, we believe that our topline and bottom line will continue to improve as we implement long-awaited government contracts and continue to push more into the enterprise market. We are excited about the future and we'll continue to work hard to meet our financial goals.

This completes my financial summary. For more detailed analysis of our financial results, please reference our Form 10-Q, which we filed after the market close.

So with that, I'd like to turn it back over to Jin.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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WidePoint Corporation – Third Quarter 2018 Earnings Conference Call, November 14, 2018

Jin Kang:

Thank you, Kito. Thank you, Jason. As evidenced by our strong financial performance and new contracts, it's clear that Q3 2018 was a solid quarter for us at WidePoint. It's important to keep in mind that the success we've achieved this quarter is a result of the hard work we've been putting in over the past several quarters.

As Jason mentioned, our business has an inherently long sales cycle. While we're doing what we can to accelerate deals, we understand that for growth to persist, we must continue to diversify and to add the pipeline to ensure that it remains robust. The awards this quarter highlights the success we've had so far with that strategy and speaks to WidePoint's position as a premier provider of Trusted Mobility Management solutions to the public sector.

It's our intention to continue to capitalize on our growing reputation as we seek business in new markets particularly in enterprise end markets. The financial performance this quarter indicates that our strategy of improving topline growth while continuing to manage costs has been effective and is a logical and effective means of driving toward GAAP profitability. Due to our results for the first nine months of the year, robust pipeline and our continued ability to execute on our mission, we believe we will achieve at least $82 million to $83 million in revenue in 2018, representing growth of approximately 9% over 2017.

We also expect Adjusted EBITDA for 2018 to be $1.6 million, which will be a significant improvement from the $900,000 we reported the previous year. Clearly, we are optimistic about the balance of the year, and we are optimistic that we will see even better growth and improvements in 2019.

Going forward, it's our intention to continue with our overall strategy of simultaneously growing the topline and enhancing the bottom line, which we believe will drive long-term shareholder value. With that covered, we are ready for questions from our major Institutional shareholders and analysts.

Operator, will you please open the call for questions?

Operator:

Certainly. We will now be conducting a question and answer session. If you would like to be placed in the question queue please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you’d like to remove your question from the queue. For participants who are using speaker equipment, it may be necessary to pick up the handset before pressing star one. Once again ladies and gentlemen, that's star, one to ask a question at this time. One moment, please, while we poll for questions.

Our first question today is coming from Mike Crawford from B. Riley FBR.

Mike Crawford:

Thank you. Regarding your new large telco integrator communications client, without going in to the size and scope of that contract that you can't get into, can you just maybe repeat or expand upon what you can say? Like, for example, when those revenues start and whether this is something that is going to be based on the customer's further successful bids out to its clients? What exactly is the component that you're providing now before you're starting to upsell these other TM2 components?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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WidePoint Corporation – Third Quarter 2018 Earnings Conference Call, November 14, 2018

Jin Kang:

Thank you, Mike, for that question. We do have some late-breaking news that we'd like to cover for you on that front. So Jason just recently received this hot-off-the-presses news. So Jason, would you please do the honors?

Jason Holloway:

Yes. Thanks, Jin. So I was literally just informed and I'm happy to report that we have been added to our new large customer's website. Given this new real-time development, I am able to release the name of our new commercial customer, which is CSG International. Per their website, CSG International is a trusted partner to the top global communications service providers for both wireless and wireline. So for more information, please go to CSG's website.

With that announcement, Mike, I'll turn it back over to Jin.

Jin Kang:

Does that answer your question, Mike? Or did you have additional items that you would like to know?

Mike Crawford:

Sure, so exactly what is it that you're doing for CSG? When do those revenues kick in? Is this a function of what CSG sells (phon)—are you just put on its menu? Or how does that work?

Jin Kang:

Right. So the CSG folks are a telecom aggregator, invoice aggregator. So the capability that we are introducing to CSG is the Bill Presentment & Analytics, the software license model that we use for our Dublin, Ireland operations for Bill Presentment & Analytics. We have already been out marketing together with CSG to their end customer. These are customers that CSG already has. There's a list of wireless and wireline telecom providers like Cox Communication, DishTV, AT&T and so forth. These are already customers of CSG. They are taking us out to provide this capability to their customers.

Currently, they are using a different vendor who we are going to be displacing. Okay? We see the revenue start to spin up probably around end of second quarter, beginning of the third quarter.

Mike Crawford:

Okay, that's helpful. Thank you. Then on your large contract with the Department of Homeland Security where you'll be working on it for at least two more years but there also at some point will be probably a new contract or a recompete or an extension or something, what's the status of that?

Jin Kang:

So we do have some additional news on that as well. The CWMS BPA, the Cellular Wireless Management Service’s BPA, blanket purchase agreement, with DHS, we received modification that extends—and this is good news—that extends the current contract until June 16, I believe, of 2019. What that means is that all of the contracts and all the task orders underneath that BPA can extend another 12 months beyond that end period, which means that all of the task orders can go out until June of 2020. So that preserves our revenue out until then.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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WidePoint Corporation – Third Quarter 2018 Earnings Conference Call, November 14, 2018

Additionally, they've added additional contract delegated procurement authority essentially the amount of money that they can spend. I believe that they have added an additional—don't quote me on this but because I haven't really looked at it very closely, like, $60 million additional on top of that. So we foresee the RFP for that recompete coming out in, I would say, towards the end of this year and most likely beginning of first quarter.

Mike Crawford:

Okay. Great. Thanks for that. Just last question from me is what—if any progress or traction you've had on the credentialing front which has been a big push and potential service differentiator that WidePoint has been developing?

Jason Holloway:

Yes, Mike. We have definitely seen an increase on the credentialing side. I'm actually happy to report that we've had six consecutive months of increased credentialing sales. So the IDM (phon) team out of Fairfax has been doing a spectacular job of proactively working with the various agencies to get more clients through the door. So specifically, on the DoD side of the house, they've been very aggressive with them, just getting out there to get the business increased and we definitely like what we're seeing. So it's definitely going well for us.

Mike Crawford:

All right. Thank you, Jason. Thanks guys.

Jason Holloway:

Yes.

Operator:

Thank you. Once again, ladies and gentlemen, that is star, one if you would like to be placed in the question queue. One moment please while we poll for further questions.

At this time, this concludes our question-and-answer session. If your question was not taken, please contact WidePoint's IR team at WYY@liolios.com. I'd now like to turn the call back over to Mr. Jin Kang for his closing remarks.

Jin Kang:

Thank you, Operator. Just getting back to the last question, Mike, it was $60 million additional delegated procurement authority that was added as part of that modification for DHS contract.

So again, thank you, Operator. But before we end today, I'm happy to report that we have been added to our customer's website, which Jason has already reported. I would like to address some additional questions that we have received from some of our Investors.

We're often asked about GAAP profitability. Attaining GAAP profitably remains one of our top goals. As you can see from our results this quarter, we're close to achieving that goal.

For those of you who inquired about revenues related to the CDWG, our census project, we are currently performing on this project and we see this project continuing to grow in 2019 and into 2020.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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WidePoint Corporation – Third Quarter 2018 Earnings Conference Call, November 14, 2018

Please note that we have a large number of opportunities of both commercial and government entities in our sales pipeline.

To everyone who have submitted additional inquiries regarding our Board of Directors and specific project updates or details regarding contracts that we did not discuss today, please note that we appreciate your feedback and interest in our Company, and we will provide all pertinent information if and when that information become material.

Additionally, we, as an effective management team, will be remiss if we were not considering all strategic options that are available to us. Again, we will present all pertinent information if and when that information becomes material.

One last note, we target to have the highest topline revenue in the Company's history and the highest Adjusted EBITDA in nearly six years. We are poised to exceed these benchmarks in 2019.

With that said, we appreciate everyone taking the time to join us today. As the Operator mentioned, if there were any questions we did not address today, please contact our IR team. You can find their full contact information at the bottom of today's earnings call.

Thank you again and have a great evening. We look forward to connecting with you again on our next call.

Operator:

Thank you for joining us today for WidePoint's third quarter of 2018 conference call. You may now disconnect.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262 1-604-929-1352 www.viavid.com